Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Ambassador Funds:

We consent to the use of our report dated February 17, 2012, for the Ambassador Money Market Fund (a series of the Ambassador Funds) which is incorporated by reference herein, and to the references to our Firm under the headings “Financial Highlights for Institutional Shares” in the Ambassador Funds Prospectus and “Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Ambassador Funds and Selkirk Funds Statements of Additional Information on Form N-1A.

/s/ KPMG LLP

Chicago, Illinois
April 26, 2012